EXHIBIT 99.1

GREEN MOUNTAIN POWER CREATES
NEW POWER SUPPLY AND RISK MANAGEMENT POSITION,
HIRES NEW CFO

COLCHESTER, VT… Green Mountain Power announced today that on March 20, 2006, Robert Griffin, who has been with Green Mountain Power since 1982 and served as Vice President and Chief Financial Officer for the past three years, will take on the new position of Vice President, Power Supply and Risk Management. This position was created to help the Company respond appropriately to the volatile wholesale power supply market and the challenges associated with exploring long-term power contracts over the course of the next several years.

“Bob’s strong analytical skills and insights will be very important to us as we enter a critical period in planning for Vermont’s energy future,” said Chris Dutton, Green Mountain Power President and Chief Executive Officer. “We also look for Bob to continue to enhance the Company’s risk management practices,” he added.

Dawn Bugbee, 49, will become the Company’s new Vice President and Chief Financial Officer, also beginning March 20. Ms. Bugbee is currently Chief Financial Officer at the Northwestern Medical Center in St. Albans, Vermont.

       In making the announcement, Mr. Dutton said he is "very pleased to strengthen our management team with the addition of Dawn as Chief Financial Officer. She brings strong financial and leadership capabilities to the position, and we will welcome her perspective.”

    Ms. Bugbee, a certified public accountant, has been with Northwestern Medical Center since 1989, serving as CFO since 1996. She is a graduate of Castleton State College and lives in Colchester with her husband and four children.

For further information, please contact Dorothy Schnure, Manager of Corporate Communications, at 802-655-8418.